Exhibit 23.1

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated October 29, 2024, relating to the consolidated financial statements of Nova Minerals Limited as of and for the years ended June 30, 2024 and 2023. We also consent to the reference of our firm under the heading “Experts” appearing therein.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

July 3, 2025